EXHIBIT 77Q(1)(A)(III)

                         CDC NVEST CASH MANAGEMENT TRUST

                 AMENDMENT NO. 2 TO AMENDED AND RESTATED BY-LAWS


The following Article 12 is hereby added to the By-Laws:

ARTICLE 12
Independent Trustees

     12.1 AUTHORITY TO HIRE STAFF. The Independent Trustees of the Trust shall have the express authority to hire employees and retain advisers and experts necessary to assist them in carrying out their duties to the Trust's shareholders, at the expense of the appropriate Trust.




Adopted: November 19, 2004